                                                                     EXHIBIT 5.1

                                  June 20, 2002

SCM Microsystems, Inc.
47211 Bayside Parkway
Fremont, CA 94538

           RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We have examined the registration statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, of 159,101 shares of common stock, $0.001 par value, to be sold by certain stockholders listed in the Registration Statement. As your counsel, we have examined the transactions taken and proposed to be taken in connection with the sale of such shares by such stockholders in the manner set forth in the Registration Statement.

     Based on the foregoing, it is our opinion that the 159,101 shares of common stock to be sold by the selling stockholders pursuant to the Registration Statement are validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.


                                           Very truly yours,


                                           /s/ Wilson Sonsini Goodrich & Rosati
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                                           Wilson Sonsini Goodrich & Rosati
                                           Professional Corporation